Exhibit 10.8

MORTGAGE LOAN PURCHASE AGREEMENT

This MORTGAGE LOAN PURCHASE AGREEMENT (this “Agreement”) is made as of June 22, 2015 (the “Effective Date”) by and between Jefferies LoanCore LLC, a Delaware limited liability company (the “Seller”), and LCRT Holdings LLC, a Delaware limited liability company (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser the Mortgage Loans (defined below);

WHEREAS, in connection with the sale of such Mortgage Loans to the Purchaser, the Seller desires to release any interest it may have in the Mortgage Loans and desires to make certain representations and warranties regarding the Mortgage Loans as more particularly set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

1. Defined Terms.

For the purposes of this Agreement, the following capitalized terms, shall have the respective meanings set forth below.

“Assignment of Leases, Rents and Profits”: With respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases to the Mortgagee.

“Assignment of Mortgage”: With respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to the Mortgagee.

“B Note Loan”: A “B” note interest in a Whole Loan subject to a Co-Lender Agreement.

“Borrower”: The Borrower under a Mortgage Loan.

“Business Day”: A day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

“Closing”: The day upon which the closing of the sale of the Mortgage Loans to Purchaser actually occurs.

“Closing Conditions”: The conditions precedent for the benefit of Purchaser or Seller, as applicable, pursuant to Section 3.

“Closing Date Stated Principal Balance”: With respect to the Mortgage Loans, the outstanding principal balance of the Underlying Note as of the Closing Date.

“Co-Lender Agreement”: The co-lender or similar agreement governing the relationship of each lender and the administration of a Whole Loan in which such B Note Loan represents an interest.

“Custodian” shall mean any custodian appointed by Purchaser to accept custody of the Mortgage File.

“Excluded Mortgage Loan”: Any Mortgage Loan for which the Closing Conditions have not been satisfied or waived by Purchaser in its sole discretion and that has been designated by Purchaser as an Excluded Mortgage Loan.

“Lead Lender”: The senior note holder in any Whole Loan in which a B Note Loan represents an interest.

“Loan Documents”: The documents evidencing a Mortgage Loan.

“Mortgage”: With respect to a Mortgage Loan, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the Underlying Note and creates a lien on the fee or leasehold interest in the related Mortgaged Property.

“Mortgage File”: The file containing the following Loan Documents for each Mortgage Loan:

(i) The original Underlying Note bearing all intervening endorsements, endorsed “Pay to the order of [PURCHASER], without recourse,” and signed in the name of the last endorsee by an authorized Person;

(ii) Reserved;

(iii) An original of any Co-Lender Agreement for any B Note Loan;

(iv) An original blanket assignment of all unrecorded documents with respect to such Mortgage Loan in favor of the Purchaser (other than for a B Note Loan), in each case in form and substance reasonably acceptable to Purchaser;

(v) The original (or in the case of a B Note Loan, a copy) of any guarantee executed in connection with the promissory note;

(vi) The original (or in the case of a B Note Loan, a copy) Mortgage with evidence of recording thereon, or a copy thereof together with an Officer’s Certificate of the Seller certifying that such represents a true and correct copy of the original and that such original has been submitted or delivered to an escrow agent for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located, in which case, recordation information shall not be required;

(vii) The originals (or in the case of a B Note Loan, a copy) of all assumption, modification, consolidation or extension agreements with evidence of recording thereon (or a copy thereof together with an Officer’s Certificate of the Seller certifying that such represents a true and correct copy of the original and that such original has been submitted or delivered to an escrow agent for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located, in which case, recordation information shall not be required), together with any other recorded document relating to the Mortgage Loan otherwise included in the Mortgage File;

(viii) The original (or in the case of a B Note Loan, a copy) Assignment of Mortgage in blank or in favor of the Purchaser, in form and substance acceptable for recording and signed in the name of the last endorsee;

(ix) The originals (or in the case of a B Note Loan, a copy) of all intervening assignments of mortgage, if any, with evidence of recording thereon, showing an unbroken chain of title from the Originator thereof to the last endorsee, or copies thereof together with an Officer’s Certificate of the Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted or delivered to an escrow agent for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located, in which case, recordation information shall not be required;

(x) An original (or in the case of a B Note Loan, a copy) mortgagee policy of title insurance or a conformed version of the mortgagee’s title insurance commitment either marked as binding for insurance or attached to an escrow closing letter, countersigned by the title company or its authorized agent if the original mortgagee’s title insurance policy has not yet been issued;

(xi) The original (or, in the case of a B Note Loan, a copy) of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage Loan;

(xii) The original (or in the case of a B Note Loan, a copy) Assignment of Leases, Rents and Profits, if any, with evidence of recording thereon, or a copy thereof together with an Officer’s Certificate of the Seller certifying that such copy represents a true and correct copy of the original that has been submitted or delivered to an escrow agent for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located, in which case, recordation information shall not be required;

(xiii) The original (or in the case of a B Note Loan, a copy) assignment of any Assignment of Leases, Rents and Profits in blank or in favor of the Purchaser, in form and substance acceptable for recording;

(xiv) A filed copy of the UCC-1 financing statements with evidence of filing thereon, and UCC-3 assignments in favor of the Purchaser, which UCC-3 assignments shall be in form and substance acceptable for filing;

(xv) The original (or, in the case of a B Note Loan, a copy) of any environmental indemnity agreement;

(xvi) The original (or, in the case of a B Note Loan, a copy) of any general collateral assignment of all other documents held by the Seller (or, in the case of a B Note Loan, by the lead lender) in connection with the Mortgage Loan;

(xvii) An original (or, in the case of a B Note Loan, a copy) of any disbursement letter from the Borrower to the Originator;

(xviii) An original of the survey of the Mortgaged Property (or, in the case of a B Note Loan, a copy thereof provided same has been furnished to the Seller by the related lead lender); and

(xix) A copy of any opinion of counsel.

With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to the Seller in time to permit their delivery hereunder at the time required, the Seller shall deliver such original recorded documents to the Custodian promptly when received by the Seller from the applicable recording office.

“Mortgage Loan”: With respect to (1) a Mortgage Loan that is a Whole Loan, such Whole Loan and (2) with respect to a Mortgage Loan that is a B Note Loan, the underlying Whole Loan in which such B Note Loan represents an interest, in each case as identified on Exhibit A hereto; provided that references to “Mortgage Loan” shall specifically exclude each Excluded Mortgage Loan.

“Mortgage Rate”: The stated rate of interest on a Mortgage Loan.

“Mortgaged Property”: With respect to a Mortgage Loan, the real property securing such Mortgage Loan.

“Mortgagee”: With respect to a Mortgage Loan, the party secured by the related Mortgage.

“Originator”: The original mortgagee originating the related Mortgage Loan.

“Person”: Any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, statutory trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto.

“Repurchase Price”: A price equal to the sum of the following (in each case, without duplication) as of the date of such repurchase: (i) the then outstanding principal balance of the Mortgage Loan, discounted based on the percentage amount of any discount that was applied when such Mortgage Loan was purchased by the Purchaser, plus (ii) accrued and unpaid interest on such Mortgage Loan, plus (iii) any unreimbursed advances, plus (iv) accrued and unpaid interest on advances on the Mortgage Loan, plus (v) any reasonable costs and expenses (including, but not limited to, the cost of any enforcement action, incurred by the Purchaser in connection with any such repurchase by the Seller), in all cases using the currency denominated in the Loan Documents for the related Mortgage Loan.

“Servicing File”: The file maintained by the servicer with respect to a Mortgage Loan.

“Stated Principal Balance”: The outstanding principal balance of a Mortgage Loan as of the date in question, in each case using the currency denominated in the Loan Documents for the related Mortgage Loan.

“Transaction Documents”: As specified in Section 4.

“Underlying Note” or Note”: With respect to a Mortgage Loan, the promissory note evidencing the indebtedness of the related Underlying Obligor, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

“Underlying Obligor”: With respect to any Mortgage Loan, the related Borrower or other obligor thereunder.

“Whole Loan”: A mortgage loan secured by a first mortgage lien on a commercial property, multi-family property or manufactured housing community property.

2. Purchase and Sale of the Mortgage Loan.

(a) Set forth in Exhibit A hereto is a description of the Mortgage Loans and certain other information with respect to the Mortgage Loans. The Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Mortgage Loans for the aggregate purchase price (in the currency denominated in the Loan Documents for the related Mortgage Loan) equal to (i) the Closing Date Stated Principal Balance specified for each Mortgage Loan on Exhibit A, plus (ii) any accrued and unpaid fees and interest on the Mortgage Loans through and including the date immediately preceding the Closing Date (the “Purchase Price”). If the Closing Date Stated Principal Balance of a Mortgage Loan is zero, such Mortgage Loan shall be deemed an Excluded Mortgage Loan for all intents and purposes under this Agreement and shall not be included in the sale contemplated herein. Immediately prior to such sale, the Seller hereby conveys and assigns all right, title and interest it may have in such Mortgage Loans to the Purchaser. The records of Seller shall reflect the transfer of the Mortgage Loans to Purchaser as a sale.

(b) Delivery or transfer of the Mortgage Loans shall be made on or about July 7, 2015 (the “Closing Date”) at the time and in the manner agreed upon by the parties. The Closing shall take place at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. on the Closing Date, or such other place and/or time as the parties shall agree. Upon receipt of evidence of the delivery or transfer of the Mortgage File to the Purchaser or its designee (which may be the Custodian), the Purchaser shall pay or cause to be paid to the Seller the Purchase Price in immediately available funds in the manner agreed upon by the Seller and the Purchaser on the Closing Date. Upon Closing, Seller hereby authorizes (if not filed directly by Seller) the filing of such UCC-3 assignments in respect of the Mortgage Loans as Purchaser deems appropriate or necessary.

Within 15 days after the Closing Date, the Seller shall, or shall at the expense of the Seller cause a third party vendor to, (1) complete (to the extent necessary) and submit for recording (in favor of the Purchaser) in the appropriate public recording office (a) each Assignment of Mortgage referred to in clause (viii) of the definition of “Mortgage File” which has not yet been submitted for recording and (b) each assignment of Assignment of Leases, Rents and Profits referred to in clause (xiii) of the definition of “Mortgage File” (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) complete (to the extent necessary) and file in the appropriate public filing office each UCC assignment of financing statement referred to in clause (xiv) of the definition of “Mortgage File” which has not yet been submitted for filing or recording. In the event that any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, the Seller shall promptly prepare or cause the preparation of a substitute therefor or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document to or at the direction of the Purchaser (or any subsequent owner of the affected Mortgage Loan) for recording or filing, as appropriate, at the Seller’s expense. In the event that the Seller receives the original recorded or filed copy, the Seller shall, or shall cause a third party vendor or any other party under its control to, promptly upon receipt of the original recorded or filed copy (and in no event later than 5 Business Days following such receipt) deliver such original to the Custodian, with evidence of filing or recording thereon. Notwithstanding anything to the contrary contained in this Section 2, in those instances where the public recording office retains the original Mortgage, assignment of mortgage, Assignment of Leases, Rents and Profits or assignment of assignment of leases and rents, if applicable, after any has been recorded, the obligations hereunder of the Seller shall be deemed to have been satisfied upon delivery to the Purchaser (or the Custodian) of a copy of the recorded original of such Mortgage, assignment of mortgage, Assignment of Leases, Rents and Profits or assignment of assignment of leases and rents. Within 15 days after Closing, Seller shall deliver all Servicing Files to or as directed by Purchaser.

3. Closing Conditions.

(a) The obligation of Purchaser to purchase the Mortgage Loans on the Closing Date shall be subject to satisfaction of each of the following conditions (unless waived in writing by Purchaser in its sole discretion):

(i) All of the representations and warranties of Seller specified in Section 4 of this Agreement, shall be true and correct as of the Closing Date as if made on and as of the Closing Date.

(ii) Seller shall have executed and acknowledged (as applicable) and delivered to Purchaser the documents constituting the Transaction Documents requiring Seller’s signature (two (2) originals of each other than any allonges of which only one (1) shall be required) and the balance of the Loan File.

(iii) Seller shall have executed and delivered to Purchaser two (2) original counterparts of any affidavits necessary or desirable for the recording of any of the applicable Transaction Documents, each in form and substance reasonably acceptable to the parties.

(iv) Seller shall have delivered to Purchaser UCC-3 assignments of each UCC-1 Financing Statement filed or recorded in connection with each of the Mortgage Loans, listing Seller, as assignor, and Purchaser, as assignee.

(v) Seller shall have executed and delivered to Purchaser two (2) original counterparts of notices to each of the Borrowers for each of the Mortgage Loans, each in form reasonably acceptable to Purchaser, dated as of the Closing Date, informing each of the Borrowers of the assignment of the respective Mortgage Loans and related Loan Documents to Purchaser.

(vi) Seller shall produce a servicing tape from Seller’s servicer reflecting the current escrow and reserve funds actually held be such servicer on the Closing Date for each Mortgage Loan. Seller shall transfer, or cause to be transferred, to Purchaser, or shall credit against the Purchase Price due from Purchaser at Closing, an amount equal to any and all escrow and reserve funds held by or on behalf of Seller in connection with the Mortgage Loans.

(vii) The Purchaser shall have received a certificate from the Custodian to the effect that the Custodian is holding the Loan Files for the Mortgage Loans, substantially in the form required by the related custodial agreement.

(viii) Seller shall have executed and delivered such other documents as shall be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement, each in form and substance reasonably acceptable to Seller, including, without limitation, a counterpart settlement statement delineating the Purchase Price, and other amounts owed.

(ix) As of the Closing, (1) no material part of any Mortgaged Property shall have been destroyed or damaged or become subject to any actual or threatened taking by eminent domain or condemnation as determined by Purchaser in its sole discretion, (2) no event shall have occurred or condition shall exist with respect to the underlying Borrower or the Mortgage Loan (whether or not such event arises to an event of default under the related Loan Documents) which has an adverse effect on the value or credit quality of the Mortgage Loan or the Mortgaged Property or the creditworthiness of the underlying Borrower as determined by Purchaser in its sole discretion, and (3) if applicable, neither Deutsche Bank AG, Cayman Islands Branch nor Morgan Stanley Bank, N.A., as buyer under one or more master repurchase facilities, has refused to accept such Mortgage Loan as an acceptable loan for purchase under a master repurchase facility related to Mortgage Loans that are anticipated to go on each respective master repurchase facility at Closing.

(x) All other terms and conditions of this Agreement required to be complied with by Seller on or before the Closing Date shall have been complied with in all material respects.

(xi) On the Closing Date, counsel for the Purchaser shall have been furnished with all such documents and certificates as such counsel may reasonably request in order to evidence the accuracy and completeness of any of the representations, warranties or statements of the Seller, the performance of any of the obligations of the Seller hereunder or the fulfillment of any of the conditions herein contained.

(b) The obligations of Seller to sell the Mortgage Loans on the Closing Date shall be subject to satisfaction of each of the following conditions (unless waived in writing by Seller):

(i) Purchaser’s payment in full of the Purchase Price on the Closing Date.

(ii) Purchaser shall have executed and delivered to Seller two (2) original counterparts of each of the Transaction Documents requiring Purchaser’s signature.

(iii) Purchaser shall have executed and delivered such other documents as shall be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement, each in form and substance reasonably acceptable to Purchaser, including, without limitation, a counterpart settlement statement delineating the Purchase Price, and other amounts owed.

Each of the parties agrees to use commercially reasonable efforts to perform its respective obligations hereunder in a manner that will cause the closing conditions to be satisfied.

(c) If the Closing Conditions for a particular Mortgage Loan are not satisfied as a result of a casualty, condemnation, default or other condition, Purchaser may, upon not less than 10 days written notice to Seller, elect to treat such Mortgage Loan as an Excluded Mortgage Loan for all intents and purposes hereunder and such Excluded Mortgage Loan shall not be included in the sale contemplated herein.

4. Covenants, Representations and Warranties.

(a) Seller represents and warrants to Purchaser that as of the date hereof, and as of the Closing Date and at all times while this Agreement is in effect:

(i) Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business. Seller has the power to own and hold the assets it purports to own and hold, to carry on its business as now being conducted and proposed to be conducted, and to execute, deliver, and perform its obligations under this Agreement and the other documents contemplated herein (collectively, the “Transaction Documents”).

(ii) the Agreement has been duly executed and delivered by Seller, for good and valuable consideration. This Agreement and, upon execution, each other Transaction Document constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii) none of the execution and delivery of the Transaction Documents, the consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (1) the organizational documents of Seller, (2) any contractual obligation to which Seller is now a party or by which it is otherwise bound or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (3) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (4) any applicable requirement of law, in the case of clauses (1)-(4) above, to the extent that such conflict or breach would have a material adverse effect upon Seller’s ability to perform its obligations hereunder. Seller has all necessary licenses, permits and other consents from governmental authorities necessary to acquire, own and sell the Mortgage Loans and for the performance of its obligations under the Transaction Documents.

(iv) there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or any of its assets which may have an adverse effect on the validity of the Transaction Documents or the Mortgage Loans or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents. Seller is in compliance in all material respects with all requirements of law applicable to Seller.

(v) Seller has not dealt with any broker, investment banker, agent, or other Person who may be entitled to any commission or compensation in connection with the sale of Mortgage Loans pursuant to any of the Transaction Documents.

(vi) Neither Seller nor any Person owning more than a 10% direct or indirect ownership interest in Seller is a “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or a Person currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation and Seller and each Person owning a direct or indirect ownership interest in Seller is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC.

(vii) immediately prior to the sale of the Mortgage Loans to the Purchaser, the Seller shall own the Mortgage Loans, shall have good and marketable title thereto, free and clear of any pledge, lien, security interest, charge, claim, equity, or encumbrance of any kind, and upon the delivery or transfer of the Mortgage Loans to the Purchaser as contemplated herein, the Purchaser shall receive good and marketable title to the Mortgage Loans, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind;

(viii) the Seller acquired its ownership in the Mortgage Loans in good faith without notice of any adverse claim, and upon the delivery or transfer of the Mortgage Loans to the Purchaser as contemplated herein, the Purchaser shall acquire ownership in the Mortgage Loans in good faith without notice of any adverse claim; and

(ix) the Seller has not assigned, pledged or otherwise encumbered any interest in the Mortgage Loans (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released).

(b) the Seller further represents and warrants to the Purchaser that:

(i) the Loan Documents do not prohibit the Seller from transferring the Mortgage Loans to Purchaser;

(ii) the information set forth with respect to each Mortgage Loan in Exhibit A hereto is true and correct in all material respects;

(iii) ownership of the Mortgage Loans will not cause the Purchaser to have payments subject to foreign or United States withholding tax;

(iv) with respect to each Mortgage Loan, the representations and warranties set forth in Schedule 1(a) are true and correct in all material respects; and

(v) the Seller has delivered to the Purchaser or its designee (A) the original of any Underlying Note (or, for any Underlying Note which is lost, a copy of such Note together with a lost note affidavit and indemnity), certificate or other instrument, if any, constituting or evidencing each Mortgage Loan together with an assignment in blank and all other assignment documents reasonably necessary to evidence the transfer of such Mortgage Loan including, where applicable, UCC assignments and any other Loan Document and copies of any other documents related to such Mortgage Loan in the Seller’s possession and (B) copies of the Loan Documents.

(c) For purposes of the representations and warranties set forth in Schedule 1(a), the phrases “to the knowledge of the Seller” or “to the Seller’s knowledge” shall mean, except where otherwise expressly set forth in a particular representation and warranty, the actual state of knowledge of the Seller or any servicer acting on its behalf regarding the matters referred to, in each case: (i) at the time of the Seller’s origination or acquisition of the Mortgage Loan, after the Seller having conducted such inquiry and due diligence into such matters as would be customarily performed by a prudent institutional commercial or multifamily, as applicable, mortgage lender; and (ii) subsequent to such origination, the Seller having utilized monitoring practices that would be utilized by a prudent commercial or multifamily, as applicable, mortgage lender and having made prudent inquiry as to the knowledge of the servicer servicing such Mortgage Loans on its behalf. Also, for purposes of such representations and warranties, the phrases “to the actual knowledge of the Seller” or “to the Seller’s actual knowledge” shall mean, except where otherwise expressly set forth below, the actual state of knowledge of the Seller or any servicer acting on its behalf without any express or implied obligation to make inquiry. All information contained in documents which are part of or required to be part of a Loan File shall be deemed to be within the knowledge and the actual knowledge of the Seller. Wherever there is a reference to receipt by, or possession of, the Seller of any information or documents, or to any action taken by the Seller or not taken by the Seller, such reference shall include the receipt or possession of such information or documents by, or the taking of such action or the failure to take such action by, the Seller or any servicer acting on its behalf.

(d) If the Seller receives written notice of a breach of a representation or a warranty pursuant to this Agreement relating to any Mortgage Loan, then the Seller shall (1) not later than 90 days from receipt of such notice cure such breach, or (2) if such breach cannot be cured within such 90-day period, repurchase the related Mortgage Loan not later than the end of such 90-day period at the Repurchase Price.

(e) On or prior to the Closing Date, the Seller shall deliver the Loan Documents to the Purchaser or, at the direction of the Purchaser, to the Custodian.

5. Sale.

It is the intention of the parties hereto that the transfer and assignment contemplated by this Agreement shall constitute a sale of the Mortgage Loans from the Seller to the Purchaser and the beneficial interest in and title to the Mortgage Loans shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. In the event that, notwithstanding the intent of the parties hereto, the transfer and assignment contemplated hereby is held not to be a sale (for non-tax purposes), this Agreement shall constitute a security agreement under applicable law, and, in such event, the Seller shall be deemed to have granted, and the Seller hereby grants, to the Purchaser a security interest in the Mortgage Loans as security for the Seller’s obligations hereunder.

6. Non-Petition.

The Seller agrees not to institute against, or join any other Person in instituting against the Purchaser any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar laws in any jurisdiction until at least one year and one day. This Section 6 shall survive the termination of this Agreement for any reason whatsoever.

7. Amendments.

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by the parties hereto.

8. Communications.

Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party by personal delivery or by courier or first-class registered mail, or the closest local equivalent thereto, or by facsimile transmission confirmed by personal delivery or by courier or first-class registered mail as follows:

To the Seller:	Jefferies LoanCore LLC
55 Railroad Avenue, Suite 100
Greenwich, CT 06830
Attention: Tyler Shea
	Telephone Number:	(203) 861-6031
	Facsimile Number:	(203) 861-6006

To the Purchaser:	c/o LoanCore Realty Trust, Inc.
55 Railroad Avenue, Suite 100
Greenwich, CT 06830
Attention: Jordan Bock
	Telephone Number:	(203) 861-6065
	Facsimile Number:	(203) 861-6006

or to such other address, telephone number or facsimile number as either party may notify to the other in accordance with the terms hereof from time to time. Any communications hereunder shall be effective upon receipt.

9. Governing Law and Consent to Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court hearing appeals from the Courts mentioned above, in any action, suit or proceeding brought against it and to or in connection with this Agreement or the transaction contemplated hereunder or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York State court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in any inconvenient forum, that the venue of the suit, action or proceeding is improper or that the subject matter thereof may not be litigated in or by such courts.

(c) To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

(d) The Seller irrevocably consents to the service of any and all process in any action or proceeding by the mailing by certified mail, return receipt requested, or delivery requiring proof of delivery of copies of such process to it at the address set forth in paragraph 8 hereof.

(e) Each party hereby waives trial by jury in any litigation brought by the other party in connection with any matter arising from or related to this Agreement or the relationship of the parties hereunder. The terms and provisions of this Section shall survive the Closing or earlier termination of this Agreement for any reason whatsoever.

10. Counterparts.

This Agreement may be executed in any number of counterparts (including by portable document format (.pdf) or similar electronic format), each of which shall be an original, but all of which together shall constitute one and the same agreement.

11. Termination.

If the Closing has not occurred on or before December 31, 2015, either party may terminate this Agreement upon ten (10) days notice to all parties hereto, after which no party shall have any further obligations hereunder other than those obligations specifically provided to survive termination of this Agreement; provided, however, that, if the failure to consummate the Closing is the direct result of Seller’s prior breach or misrepresentation, then Buyer shall be entitled to pursue specific performance of its rights hereunder.

12. Costs.

Each party hereto shall pay all of its own costs and expenses including, without limitation, attorneys’ fees and disbursements, incurred in connection with the transactions contemplated hereunder. Notwithstanding the foregoing, (i) Seller shall be solely responsible for payment of recording taxes, recording costs and filing fees payable in connection with the recordation and filing of the assignments of Mortgage, UCC-3 assignments and any other closing documents delivered hereunder and the assignment and transfer of the Mortgage Loans and the Loan Documents to Purchaser and (ii) Purchaser shall be solely responsible for the costs of any title insurance premiums and costs payable in connection with any assignments of the lender’s title policies with respect to each of the Mortgage Loans to Purchaser or amendments, endorsements or updates obtained by Purchaser with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Mortgage Loan Purchase Agreement as of the day and year first above written.

SELLER:

JEFFERIES LOANCORE LLC, a Delaware limited liability company

By: __________________________
Name:
Title:

PURCHASER:

LCRT HOLDINGS LLC, a Delaware limited liability company

By: __________________________
Name:
Title:

[Signature Page to MLPA]

Exhibit A

MORTGAGE LOANS

	Property/Loan Type	Lien Position	Performing/NPL Indicator	Location	Future Funding Loan	Stated Principal Balance
Aspen Portfolio	Retail	First	Performing	CO	No	$83,450,000
101 West 23rd St	Mixed Use (Retail/Other)	First	Performing	NY	No	$70,000,000
428 Broadway Soho Floating	Mixed Use (Office/Retail)	First	Performing	NY	Yes - $5,000,000	$65,500,000
Harbourside Place	Mixed Use (Retail/Office/Other)	First	Performing	FL	No	$63,200,000
Nickelodeon Suites	Hospitality	First	Performing	FL	Yes - $20,000,000	$54,000,000
Hawaii Retail Portfolio	Retail	First	Performing	HI	No	$46,500,000
Colony Realty Portfolio	Industrial	First	Performing	Various	No	$41,000,000
Matrix Office Portfolio	Office	First	Performing	Various	No	$31,000,000
One11 Tower	Office	First	Performing	AZ	No	$20,000,000
Las Vegas MHC	Manufactured Housing	First	Performing	NV	No	$18,800,000
Doubletree Orlando Downtown	Hospitality	First	Performing	FL	No	$17,000,000

SCHEDULE 1(a)

REPRESENTATIONS AND WARRANTIES RE:
MORTGAGE LOANS1

(1) Whole Loan; Ownership of Mortgage Loan. A Mortgage Loan that is a B Note Loan is a junior portion (or a pari passu interest in a senior portion) of a whole mortgage loan. At the time of the sale, transfer and assignment to Purchaser, no Note, Mortgage or B Note Loan was subject to any assignment (other than assignments to the Seller), participation or pledge, and the Seller had good title to, and was the sole owner of, the Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer the Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2) Loan Document Status. Each related Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance or prepayment fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loans, that would deny the mortgagee the principal benefits intended to be provided by the Note, Mortgage or other Loan Documents.

1 References are to United States Dollars ($).

(3) Mortgage Provisions. The Loan Documents for the Mortgage Loans contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4) Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Note, Mortgage Loan guaranty, Co-Lender Agreement, if applicable, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could have a material adverse effect on the Mortgage Loan; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor nor the related Lead Lender has been released from its material obligations under the Mortgage Loan or Co-Lender Agreement, if applicable. With respect to the Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan.

(5) Lien; Valid Assignment. The Assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Purchaser constitutes a legal, valid and binding assignment to the Purchaser. Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. The related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (5) set forth in Schedule 1(a) (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and, to Seller’s knowledge, as of the Closing Date, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6) Permitted Liens; Title Insurance. The Mortgaged Property securing the Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to: (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy or appearing of record; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7) Junior Liens. There are, as of origination, and to the Seller’s knowledge, as of the Closing Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). The Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(8) Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9) UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, the related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10) Condition of Property. Seller or the Originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Closing Date.

An engineering report or property condition assessment was prepared in connection with the origination of the Mortgage Loan no more than twelve months prior to the Closing Date. To the Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11) Taxes and Assessments. All real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Closing Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12) Condemnation. As of the date of origination and to the Seller’s knowledge as of the Closing Date, there is no proceeding pending, and, to the Seller’s knowledge as of the date of origination and as of the Closing Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13) Actions Concerning Mortgage Loan. To the Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 6), an engineering report or property condition assessment as described in paragraph 10, applicable local law compliance materials as described in paragraph 23, reasonable and customary bankruptcy, civil records, UCC-1, and judgment searches of the Borrowers and guarantors, and the ESA (as defined in paragraph 37), on and as of the date of origination and as of the Closing Date, there was no pending or filed action, suit or proceeding, involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14) Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to the Mortgage Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Seller to Purchaser or its servicer.

(15) No Holdbacks. Except for Mortgage Loans designated as Future Advance Loans on Exhibit A, the Stated Principal Balance as of the Closing Date of the Mortgage Loan set forth on Exhibit A hereto has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Seller to merit such holdback). For Mortgage Loans designated as Future Advance Loans on Exhibit A, the maximum amount of required future advances is set forth on Exhibit A hereto.

(16) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from Standard & Poor’s Ratings Service (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to a Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $1 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Service in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Closing Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Purchaser. The Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17) Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created or the non-recourse carveout guarantor under the Mortgage Loan has indemnified the mortgagee for any loss suffered in connection therewith.

(18) No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination (which may have been a previously existing “as built” survey) and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of the Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No material improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements have been obtained under the Title Policy.

(19) No Contingent Interest or Equity Participation. The Mortgage Loan does not have a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

(20) Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(21) Authorized to do Business. To the extent required under applicable law, as of the Closing Date and as of each date that Seller held the Note, Seller was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan.

(22) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(23) Local Law Compliance. To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Closing Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(24) Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(25) Recourse Obligations. The Loan Documents for the Mortgage Loan provide that such Mortgage Loan is non-recourse to the related parties thereto except that: (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an event of default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(26) Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation.

(27) Financial Reporting and Rent Rolls. The Loan Documents for the Mortgage Loan require the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to the Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(28) Acts of Terrorism Exclusion. With respect to a Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Closing Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. The related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under the Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(29) Due on Sale or Encumbrance. Subject to specific exceptions set forth below, the Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers that do not result in a change of Control of the related Borrower or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equity holder, (v) transfers of stock or similar equity units in publicly traded companies or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Non-Acquired Participation or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth in Schedule 1(d) or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance. For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

(30) Single-Purpose Entity. The Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to a Mortgage Loan with a Closing Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and a Mortgage Loan with a Closing Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Closing Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loan and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(31) Ground Leases. For purposes hereof, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by the Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;
(f)	The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Seller in connection with loans originated for securitization;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(32) Servicing. The servicing and collection practices used by the Seller with respect to the Mortgage Loan have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(33) Origination and Underwriting. The origination practices of the Seller (or the related Originator if the Seller was not the Originator) with respect to the Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Schedule 1(a).

(34) No Material Default; Payment Record. The Mortgage Loan has not been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, the Mortgage Loan is not more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan or Co-Lender Agreement, if applicable, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or B Note Loan, if applicable, or the value, use or operation of the related Mortgaged Property. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(35) Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Seller’s knowledge as of the Closing Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(36) Organization of Borrower. With respect to the Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower. (An “Affiliate” for purposes of this paragraph (36) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(37) Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(38) Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within six months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(39) Mortgage Loan Schedule. The information pertaining to the Mortgage Loan which is set forth in the schedule attached as Exhibit A is true and correct in all material respects as of the Closing Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(40) Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Mortgage Loans to be purchased under this Agreement.

(41) Advance of Funds by the Seller. After origination, no advance of funds has been made by Seller to the related Borrower other than in accordance with the Loan Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under the Mortgage Loan, other than contributions made on or prior to the date hereof.

(42) Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

(43) Floating Interest Rates. The Mortgage Loan bears interest at a floating rate of interest that is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(44) B Note Loans. With respect to a Mortgage Loan that is a B Note Loan:

(i) To the actual knowledge of the Seller, as of the Closing Date, the related Lead Lender was not a debtor in any outstanding proceeding pursuant to the federal bankruptcy code; and

(ii) The Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such B Note Loan is or may become obligated.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loan regarding the matters expressly set forth herein.

SCHEDULE 1(d)

Crossed Mortgage Loan

None